SUBLICENSE AGREEMENT

This SUBLICENSE AGREEMENT ("Agreement"), dated as of this 30th day of November 2008 ("Effective Date"), by and between Allied Cell Technologies, Inc., a Delaware corporation ("Sublicensor"), and CHA Biotech Co., Ltd., a corporation duly organized and existing under the laws of the Republic of Korea ("Sublicensee") (each, a "Party" and together, the "Parties").

RECITALS

A. Sublicensor is entitled to sublicense rights granted to it under that certain Exclusive License Agreement ("License Agreement") between Sublicensor and Advanced Cell Technology, Inc. ("ACT"), a copy of which appears at APPENDIX A.

B. Sublicensor desires to have the Patent Rights and the Technical Information developed, used and commercialized by Sublicensee, and Sublicensee desires to obtain a worldwide license to conduct research, and to develop, manufacture, use and sell products and services, using the Patent Rights and Technical Information in accordance with the terms of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and premises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:

1. DEFINITIONS

Unless defined otherwise herein, capitalized terms used throughout this Agreement shall have the meaning accorded in the License Agreement.

1.1 **"Product"** or **"Products"** shall mean any human therapeutics, diagnostics, bioinformatics and any other human health care products and/or services utilizing or derived in any manner whatsoever from any of the Patent Rights or Technical Information, which Product(s), except for the license granted hereunder, would infringe a Valid Claim of the Patent Rights.

1.2 **"Valid Claim"** shall mean a claim of an issued patent included within the Patent Rights, which claim has not (a) lapsed, been canceled or become abandoned, (b) been declared invalid or unenforceable by a non-appealable decision or judgment of a court or other appropriate body or authority of competent jurisdiction (other than with respect to any petition or writ of certiorari to the Supreme Court of the United States), or (c) been admitted to be invalid or unenforceable through reissue, disclaimer or otherwise.

2. SUBLICENSE

Subject to the terms of this Agreement and the License Agreement, Sublicensor hereby grants to Sublicensee, and Sublicensee hereby accepts from Sublicensor the exclusive license, even as to Sublicensor, during the term of this Agreement (as provided in Section 5 hereof) to

develop, use, make, have made, manufacture, have manufactured, offer for sale, sell and/or have sold Products (as that term is defined in Section 1.2 of this Agreement) only in the Republic of Korea (the "Sublicense Territory").

3. CONSIDERATION

In consideration of the execution and delivery by Sublicensor of this Agreement, Sublicensee agrees as follows:

3.1 Upfront License Fee. Upon the Effective Date, Sublicensee shall pay to Sublicensor an amount equivalent to Two Hundred Fifty Thousand U.S. Dollars ($250,000.00).

3.2 Balance License Payment. If Sublicensor becomes obligated to pay the Balance License Payment to ACT as provided in the License Agreement, then Sublicensee shall pay an amount equivalent to the Balance License Payment (i.e., Two Hundred Fifty Thousand U.S. Dollars ($250,000.00)), to Sublicensor as and when the Balance License Payment becomes due to ACT under the License Agreement.

3.3 Prosecution Reimbursement. If Sublicensor becomes obligated to reimburse any National Phase Costs to ACT as provided in the License Agreement, then Sublicensee shall pay an amount equivalent to such National Phase Costs to Sublicensor as and when the National Phase Costs become due to ACT under the License Agreement.

3.4 Currency Transfer Restrictions. If any restrictions on the transfer of currency exist in any country or other jurisdiction so as to prevent Sublicensee from making payments to Sublicensor or ACT, Sublicensee shall take all commercially reasonable steps to obtain a waiver of such restrictions or to otherwise enable Sublicensee to make such payments. If Sublicensee is unable to do so, Sublicensee shall make such payments in a bank account or other depository designated by Sublicensor or ACT, as the case may be, in the Sublicense Territory, which payments shall be in the local currency of the Sublicense Territory, unless payment in United States Dollars is permitted. Any payment by Sublicensee in currencies other than United States Dollars shall be calculated using the appropriate foreign exchange rate for such currency quoted in the *Wall Street Journal* for the close of business of the last banking day prior to the date on which such payment is being made.

3.4 Total Payments. The Parties agree that the sum of the payments due under Sections 3.1, 3.2 and 3.3 shall constitute the entire payment due under this Agreement.

4. PATENT RIGHTS

4.1 Prosecution. Sublicensor and ACT, as the case may be, shall be responsible for Prosecution of the Patent Rights in the Sublicense Territory in connection with the Hemangioblast Program, including, but not limited to, payment of all Patent Expenses.

4.2 Abandonment; Disclaimers. In the event that both Sublicensor and ACT shall elect to abandon the Prosecution or maintenance of any patent or patent application included in the Patent Rights in the Sublicense Territory in connection with the Hemangioblast Program,

Sublicensor or ACT, as the case may be, shall notify Sublicensee of such election at least thirty (30) days before a final due date which would result in abandonment or bar of patentability of the patent or patent application in the Sublicense Territory. In such event, Sublicensee may, at its sole option and expense, continue Prosecution or maintenance of the patent application or patent in the Sublicense Territory.

4.3 **Notebooks.** To the extent that Sublicensee assumes responsibility for the Prosecution of any Patent Rights in the Sublicense Territory in connection with the Hemangioblast Program, ACT or Sublicensor, as the case may be, shall, or shall cause its legal counsel to, transfer all patent files related to the Patent Rights in the Sublicense Territory in connection with the Hemangioblast Program and all relevant and related documents to Sublicensee or its legal counsel. During the term of this Agreement, in connection with Sublicensee's exercise of its rights to Prosecute the Patent Rights in the Sublicense Territory in connection with the Hemangioblast Program, ACT or Sublicensor, as the case may be, shall grant to Sublicensee access in confidence to any and all documents, things, records, papers, information, notebooks, invention disclosures, patent files, and the like relevant to, and documenting the conception, reduction to practice, and other activities surrounding the making of the inventions described and claimed in, and the Prosecution of the Patent Rights in the Sublicense Territory in connection with the Hemangioblast Program, and Sublicensee shall be permitted to make and retain copies of the foregoing.

5. TERM AND TERMINATION

5.1 **Term.** Unless otherwise terminated by operation of law or by acts of the Parties in accordance with the terms of this Agreement, this Agreement will terminate, with respect to Patent Rights, upon the expiration of the last to expire patent within the Patent Rights on a jurisdiction-by-jurisdiction basis and will be perpetual with respect to all intellectual property rights in any Technical Information. Upon expiration of the Patent Rights, Sublicensee will have an irrevocable, perpetual, fully paid-up right and license to practice the subject matter as described and claimed therein.

5.2 **Termination.** Except as provided by Section 5.3 hereof, this Agreement shall terminate upon the earliest to occur of the following:

(a) Upon thirty (30) days' written notice from Sublicensor if, within such thirty (30) day period, Sublicensee shall fail to cure fully any breach or default of any material obligation under this Agreement as described in such written notice detailing the facts of such breach with reasonable specificity; *provided, however,* that Sublicensee may avoid such termination if, before the end of such thirty (30) day period, such breach or default has been cured by Sublicensee to the reasonable satisfaction of Sublicensor;

(b) Upon five (5) days' written notice from Sublicensee for any reason or no reason;

(c) Upon the mutual written agreement of the Parties (such termination to be effective as of the date mutually agreed upon in such written agreement);

(d) Automatically if Sublicensee shall enter into a liquidating bankruptcy, be adjudged insolvent, liquidate, dissolve and/or if the business of Sublicensee shall be placed in the hands of a receiver, assignee or trustee, whether by voluntary act of Sublicensee or otherwise; *provided, however,* that if any such action is involuntary, termination shall not take place unless the action is not reversed within thirty (30) days.

5.3 Obligations Upon Termination. Upon any termination of this Agreement pursuant to Section 5.2 hereof, nothing herein shall be construed to release any Party from any liability for any obligation incurred through the effective date of termination or for any breach of this Agreement prior to the effective date of such termination. Sublicensee may, for a period of one (1) year after the effective date of such termination, sell all tangible products and services customarily classified as inventory, work in progress, materials or supplies that it has on hand at the date of termination, the sale of which would otherwise constitute an infringement or misappropriation of the Patent Rights or any rights in the Technical Information. Following any termination of this Agreement, Sublicensee shall, or shall cause its legal counsel to, transfer all patent files related to the Patent Rights in the Sublicense Territory in connection with the Hemangioblast Program and all relevant and related documents to Licensee and/or ACT or their respective legal counsel.

5.4 Effect of Termination of License Agreement. In addition to the termination provisions specified above, this Agreement will also automatically terminate upon any termination of the License Agreement; provided, however, that in the event of any termination of the License Agreement where such termination has not been caused by any breach by Sublicensee of its obligations under this Agreement, Sublicensee shall be deemed to be a direct licensee of ACT on all of the terms and provisions provided for hereunder, and ACT shall be entitled to all rights and subject to any obligations of Sublicensor.

5.5 Treatment under Bankruptcy Code. All rights related to and licenses of intellectual property granted under this Agreement are, for purposes of Section 365(n) of the U.S. Bankruptcy Code, 11 U.S.C. §§ 101 *et seq.*, licenses of rights to "intellectual property" as defined under Section 101 (35A) of the Bankruptcy Code. The Parties agree that this Agreement and the Patent Rights and Technical Information licensed hereunder are considered by the Parties to be intellectual property subject to 11 U.S.C. § 365(n) of the Bankruptcy Code.

6. INFRINGEMENT BY THIRD PARTIES

In the event that neither Sublicensor nor ACT files suit against or commences and concludes settlement negotiations with a substantial infringer of Patent Rights in the Sublicense Territory in connection with the Hemangioblast Program within one hundred twenty (120) days of receipt of a written request from Sublicensee that Sublicensor bring suit, then Sublicensee shall have the right, at its own expense, to enforce any Patent Rights licensed hereunder in the Sublicense Territory. Sublicensor and/or ACT shall reasonably cooperate in any such enforcement and, as necessary, join as a party therein; provided, however, that any costs or expenses associated therewith will be paid or reimbursed to Sublicensor and/or ACT by Sublicensee. Any amount recovered by Sublicensee, whether by judgment or settlement, shall be paid to or retained entirely by Sublicensee.

7. INDEMNIFICATION

7.1 Indemnification by Sublicensor. Sublicensor shall hold harmless, defend and indemnify Sublicensee and each of its officers, directors, shareholders, employees and agents (each, a "Sublicensor Indemnified Party," and collectively, the "Sublicensor Indemnified Parties") from and against any and all claims, damages, losses, liabilities, costs and expenses (including reasonable attorneys' fees and expenses and costs of investigation, whether or not suit is filed) suffered or incurred by any of the Sublicensor Indemnified Parties in any action, suit, litigation, arbitration or dispute of any kind ("Action") arising or resulting from any gross negligence, willful acts or omissions or breach of any term or provision of this Agreement by Sublicensor, ACT or any of their officers, directors, employees and agents. As part of its obligations hereunder, Sublicensor shall defend any Action brought against any of the Sublicensor Indemnified Parties with counsel of its own choosing and reasonably acceptable to Sublicensee. Should Sublicensor fail to provide a defense for the Indemnified Parties as required hereunder, then Sublicensor shall reimburse the Sublicensor Indemnified Parties for their out-of-pocket expenses (including reasonable attorneys' fees and expenses and costs of investigation) which are incurred as a result of any investigation, defense or settlement relating to the foregoing, which reimbursement shall be made to the Sublicensor Indemnified Party(ies) upon receipt by Sublicensor of invoices reflecting in reasonable detail such expenses incurred by the Sublicensor Indemnified Party(ies). Sublicensee shall promptly notify Sublicensor in writing of any claim or Action or material threat thereof brought against any Sublicensor Indemnified Party in respect of which indemnification may be sought and, to the extent allowed by law, shall reasonably cooperate with Sublicensor in defending or settling any such claim or Action.

7.2 Indemnification by Sublicensee. Sublicensee shall hold harmless, defend and indemnify Sublicensor and ACT, and each of their respective officers, directors, shareholders, employees and agents (each, a "Sublicensee Indemnified Party," and collectively, the "Sublicensee Indemnified Parties") from and against any and all claims, damages, losses, liabilities, costs and expenses (including reasonable attorneys' fees and expenses and costs of investigation, whether or not suit is filed) suffered or incurred by any of the Sublicensee Indemnified Parties in any Action arising or resulting from any gross negligence, willful acts or omissions or breach of any term or provision of this Agreement by Sublicensee or any of its officers, directors, employees and agents. As part of its obligations hereunder, Sublicensee shall defend any Action brought against any of the Sublicensee Indemnified Parties with counsel of its own choosing and reasonably acceptable to Sublicensor. Should Sublicensee fail to provide a defense for the Sublicensee Indemnified Parties as required hereunder, then Sublicensee shall reimburse the Sublicensee Indemnified Parties for their out-of-pocket expenses (including reasonable attorneys' fees and expenses and costs of investigation) which are incurred as a result of any investigation, defense or settlement relating to the foregoing, which reimbursement shall be made to the Sublicensee Indemnified Party(ies) upon receipt by Sublicensee of invoices reflecting in reasonable detail such expenses incurred by the Sublicensee Indemnified Party(ies). Sublicensor shall promptly notify Sublicensee in writing of any claim or Action or material threat thereof brought against any Sublicensee Indemnified Party in respect of which indemnification may be sought and, to the extent allowed by law, shall reasonably cooperate with Sublicensee in defending or settling any such claim or Action.

8. USE OF NAMES

Neither Party shall, unless as required by any law or governmental regulation, use the name of the other Party and/or any of its trademarks, service marks, trade names or fictitious business names without express prior written consent of the other Party.

9. CONFIDENTIALITY

9.1 Non-Disclosure. The Parties shall keep the terms of this Agreement and all business and scientific discussions relating to the business of the Parties strictly confidential. It may, from time to time, be necessary for the Parties, in connection with performance under this Agreement, to disclose Confidential Information (including know-how) to each other. The Receiving Party shall keep in strictest confidence the Confidential Information of the Disclosing Party, using the standard of care it normally uses for information of like character, and shall not disclose the Confidential Information to any third party or use it except as expressly authorized by the prior written consent of the Disclosing Party or as otherwise permitted by this Agreement; *provided, however,* that Sublicensee may disclose the Confidential Information to its Affiliates as shall be reasonably necessary to carry out the intent of this Agreement, if, but only if, such Affiliates are under obligations of confidentiality no less restrictive than those confidentiality provisions contained in this Section 9. The Receiving Party's obligation hereunder shall not apply to Confidential Information that the Receiving Party can show:

(a) Is or later becomes part of the public domain through no fault or neglect of the Receiving Party;

(b) Is received in good faith from a third party having no obligations of confidentiality to the Disclosing Party, *provided, however,* that the Receiving Party complies with any restrictions imposed by the third party;

(c) Is independently developed by the Receiving Party without use of the Disclosing Party's Confidential Information; or

(d) Is required by law or regulation to be disclosed (including, without limitation, in connection with U.S. Food and Drug Administration filings, U.S. Securities and Exchange Commission filings, or filings with another government agency), *provided, however,* that the Receiving Party uses reasonable efforts to restrict disclosure and to obtain confidential treatment and only discloses Confidential Information to the extent so required.

9.2 Limits on Permitted Disclosures. Each Party agrees that any disclosure or distribution of the other Party's Confidential Information within its own organization shall be made only as is reasonably necessary to carry out the intent of this Agreement. The Parties further agree that all of their respective officers, employees, agents or representatives to whom any Confidential Information is disclosed or distributed shall have agreed to maintain its confidentiality.

9.3 Legally Required Disclosures. If a subpoena or other legal process concerning Confidential Information is served upon a Party pertaining to the subject matter hereof, the Party

served shall notify the other Party immediately, the other Party shall cooperate with the Party served, at the other Party's expense, in any effort to contest the validity of such subpoena or other legal process. This Section 9.3 shall not be construed in any way to limit any Party's ability to satisfy any disclosure of its relationship with the other Party required by any governmental authority.

9.4 Remedies. Both Parties acknowledge and agree that it would be difficult to measure damages for breach by either Party of the covenants set forth in this Section 9, and that injury from any such breach would be incalculable, and that money damages would therefore be an inadequate remedy for any such breach. Accordingly, either Party shall be entitled, in addition to all other remedies available hereunder or under law or equity, to injunctive or such other equitable relief as a court may deem appropriate to restrain or remedy any breach of such covenants.

10. MISCELLANEOUS

10.1 Notices. Any notice, request, instruction or other document required by this Agreement shall be in writing and shall be deemed to have been given (a) if mailed with the United States Postal Service by prepaid, first class, certified mail, return receipt requested, at the time of receipt by the intended recipient, (b) if sent by Federal Express®, Airborne®, or other overnight carrier, signature of delivery required, at the time of receipt by the intended recipient, or (c) if sent by facsimile transmission, when so sent and when receipt has been acknowledged by appropriate telephone or facsimile receipt, addressed as follows:

In the case of Sublicensor to:

Allied Cell Technologies, Inc.
c/o CHA Biotech Co., Ltd.
5670 Wilshire Boulevard, Suite 760
Los Angeles, CA 90036
Attention: President
Fax: (323) 938-3212

with copies to:

CHA Biotech Co., Ltd.
5670 Wilshire Boulevard, Suite 760
Los Angeles, CA 90036
Attention: Director of Legal Affairs
Fax: (323) 938-3212

and

Davis Wright Tremaine, LLP
865 South Figueroa Street, Suite 2400
Los Angeles, CA 90017
Attention: Seth D. Levy, Esq.
Fax: (213) 633-6899

In the case of Sublicensee to:

CHA Biotech Co., Ltd.
5670 Wilshire Boulevard, Suite 760
Los Angeles, CA 90036
Attention: Director of Legal Affairs
Fax: (323) 938-3212

with copy to:

Davis Wright Tremaine, LLP
865 South Figueroa Street, Suite 2400
Los Angeles, CA 90017
Attention: Seth D. Levy, Esq.
Fax: (213) 633-6899

or to such other address or to such other person(s) as may be given from time to time under the terms of this Section 10.1.

10.2 Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the United States of America and of the State of California, irrespective of choice of laws provisions. The Parties agree that Los Angeles, California shall be the situs of any legal proceeding arising out of or relating to this Agreement and each Party hereby irrevocably consents to the exclusive personal jurisdiction of the appropriate state or federal courts located therein for all such purposes..

10.3 Waiver. Failure of any Party to enforce a right under this Agreement shall not act as a waiver of that right or the ability to assert that right relative to the particular situation involved.

10.4 Enforceability. If any provision of this Agreement shall be found by a court of competent jurisdiction to be void, invalid or unenforceable, the same shall be reformed to comply with applicable law or stricken if not so conformable, so as not to affect the validity or enforceability of the remainder of this Agreement.

10.5 Modification. No change, modification, or addition or amendment to this Agreement, or waiver of any term or condition of this Agreement, is valid or enforceable unless in writing and signed and dated by the authorized officers of the parties to this Agreement.

10.6 Entire Agreement. This Agreement constitutes the entire agreement between the

Parties with respect to the subject matter hereof, and replaces and supersedes as of the Effective Date any and all prior agreements and understandings, whether oral or written, between the parties with respect to the subject matter of such agreements.

10.7 Successors. Except as otherwise expressly provided in this Agreement, this Agreement shall be binding upon, inures to the benefit of, and is enforceable by, the Parties and their respective heirs, legal representatives, successors and permitted assigns.

10.8 Construction. This Agreement has been prepared, examined, negotiated and revised by each Party and their respective attorneys, and no implication shall be drawn and no provision shall be construed against any Party to this Agreement by virtue of the purported identity of the drafter of this Agreement or any portion thereof.

10.9 Independent Contractors. It is the express intention of the Parties that the relationship of Sublicensor and Sublicensee is that of independent contractors and not agents, partners, or joint venturers. Nothing in this Agreement is intended or will be construed to permit or authorize either Party to incur, or represent that it has the power to incur, any obligation or liability on behalf of the other Party.

10.10 Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall constitute one and the same instrument. This Agreement may be executed by facsimile.

10.11 Attorneys' Fees. In the event of any action at law or in equity between the Parties hereto to enforce any of the provisions hereof, the unsuccessful Party to such litigation shall pay to the successful Party all reasonable costs and expenses, including reasonable attorneys' fees, incurred therein by such successful Party; and if such successful Party shall recover a judgment in any such action or proceeding, such reasonable costs, expenses and attorneys' fees may be included in and as part of such judgment.

10.12 Assignment. This Agreement may not be assigned by either Party without the prior written consent of the other Party, and any such attempted assignment shall be void and of no effect, except that either Party may assign this Agreement to any successor in connection with the merger, consolidation or sale of all or substantially all of its assets or that portion of its business to which this Agreement relates.

10.13 Further Assurances. At any time and from time to time after the Effective Date, each Party shall do, execute, acknowledge and deliver, and cause to be done, executed, acknowledged or delivered, all such further acts, transfers, conveyances, assignments or assurances as may be reasonably required to consummate the transactions contemplated by this Agreement.

10.14 Survival. The terms and conditions of the following provisions will survive termination or expiration of this Agreement for as long as necessary to permit their full discharge: Section 1, 3.2, 5, 7 and 9.

YW [initials]

APPENDIX A

In Witness Whereof, the Parties have executed this Agreement as of the Effective Date by their representatives having full power and authority to do so.

Sublicensor:

ALLIED CELL TECHNOLOGIES, INC.

By: ______________________
Name: Dr. Hyung-Min Chung
Its: President

Sublicensee:

CHA BIOTECH CO., LTD.

By: ______________________
Name: Dr. Hyung Min Chung
Its: CEO

ACKNOWLEDGED AND ACCEPTED:
ACT:

ADVANCED CELL TECHNOLOGY, INC.

By: ______________________
Name: William M. Caldwell, IV
Its: CEO